                           SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                    OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

                                          [_] CONFIDENTIAL, FOR USE OF THE
[X] Preliminary Proxy Statement               COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14a-6(e)(2))

[_] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                        YES! ENTERTAINMENT CORPORATION
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


                         --Enter Company Name Here--
             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required.

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange ActRule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

Notes:

                   [LOGO OF YES! ENTERTAINMENT CORPORATION]

                        YES! ENTERTAINMENT CORPORATION

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 20, 1997

TO THE STOCKHOLDERS:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of YES! Entertainment Corporation, a Delaware corporation (the "Company"), will be held on Tuesday, May 20, 1997 at 10:00 a.m., local time, at the Four Points Hotel Sheraton, 5115 Hopyard Road, Pleasanton, California 94588, for the following purposes:

  1. To elect directors to serve for the ensuing year and until their successors are duly elected and qualified.

  2. To ratify the appointment of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending December 31, 1997.

  3. To approve the issuance of Common Stock issuable upon conversion of 5% Convertible Subordinated Debentures and Convertible Preferred Stock and upon the exercise of warrants issued in a private placement effective as of March 18, 1997.

  4. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  Only stockholders of record at the close of business on April 7, 1997 are entitled to notice of and to vote at the Annual Meeting.

  All stockholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, you are urged to sign and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Annual Meeting may vote in person even if he or she has returned a proxy.

                                       By Order of the Board of Directors

                                       BRUCE D. BOWER
                                       Executive Vice President, General
                                        Counsel and Secretary

Pleasanton, California
April 18, 1997


 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE
       AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

                        YES! ENTERTAINMENT CORPORATION

                                ---------------

                                PROXY STATEMENT
                                      FOR
                      1997 ANNUAL MEETING OF STOCKHOLDERS

                                ---------------

                              PROCEDURAL MATTERS

GENERAL

  The enclosed Proxy is solicited on behalf of YES! Entertainment Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on Tuesday, May 20, 1997 at 10:00 a.m., local time, and at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Four Points Hotel Sheraton, 5115 Hopyard Road, Pleasanton, California 94588. The Company's headquarters are located at 3875 Hopyard Road, Suite 375, Pleasanton, California 94588, and the telephone number at that location is
(510) 847-9444.

  These proxy solicitation materials were mailed on or about April 18, 1997, together with the Company's 1996 Annual Report to Stockholders, to all stockholders entitled to vote at the Annual Meeting.

RECORD DATE

  Stockholders of record at the close of business on April 7, 1997 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, 14,043,432 shares of the Company's Common Stock were issued and outstanding and 85,000 shares of Preferred Stock, all designated Series A Preferred Stock, were issued and outstanding. For information regarding security ownership by management and by the beneficial owners of more than 5% of the Company's Common Stock, see "Other Information--Share Ownership by Principal Stockholders and Management." The closing sales price of the Company's Common Stock on the Nasdaq National Market on the Record Date was $4 1/2 per share.

REVOCABILITY OF PROXIES

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

VOTING PROCEDURES

  Each stockholder is entitled to one vote for each share of Common Stock on all matters to be voted on by the stockholders. The affirmative vote of a majority of the outstanding shares of Common Stock is required to approve the matters scheduled to be voted on at the Annual Meeting. Upon the execution and return of the enclosed form of proxy, the shares represented thereby will be voted in accordance with the terms of the proxy, unless the proxy is revoked. Votes cast in person or by proxy will be tabulated by The First National Bank of Boston, the Company's transfer agent.

  The cost of soliciting proxies will be borne by the Company. The Company has retained the services of Corporate Investor Communications, Inc. to assist in the solicitation of proxies at an estimated fee of $5,000 plus reimbursement of reasonable out-of-pocket expenses. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and employees, without additional compensation, personally or by telephone, telegram, letter or facsimile.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

  The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock outstanding on the Record Date. The Company intends to include abstentions and broker non-votes as present or represented for purposes of establishing a quorum for the transaction of business, but to exclude broker non-votes from the calculation of shares entitled to vote with respect to any proposal for which authorization to vote was withheld.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

  Proposals of Stockholders of the Company which are intended to be presented by such Stockholders at the Company's 1998 Annual Meeting of Stockholders must be received by the Company no later than December 20, 1997 and must satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's proxy statement for that meeting.

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

NOMINEES

  A board of five directors is to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's five nominees named below, all of whom are presently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until a successor has been elected and qualified.

  The name and certain information regarding each nominee is set forth below.

             NAME              AGE             PRINCIPAL OCCUPATION
 ----------------------------  --- --------------------------------------------
 Donald D. Kingsborough         50 Chairman of the Board and Chief Executive
                                    Officer of the Company

 David C. Costine               55 President of Costine Management Co.; General
                                   Partner of Costine Associates, L.P. and
                                   Corporate Venture Partners, L.P.

 Esmond T. Goei                 46 Vice Chairman of the Board of the Company;
                                   Chairman of the Board, CEO and President of
                                   NHancement Technologies, Inc.

 Michael J. Marocco             38 Managing Director of Sandler Capital
                                   Management

 Gary L. Nemetz                 44 General Partner of Transition Capital
                                   Management Company; President of Admiral
                                   Capital Corp.

  Donald D. Kingsborough founded the Company in September 1992 and has served as Chairman of the Board and Chief Executive Officer since that time. From May 1989 to November 1992, Mr. Kingsborough was Chief Executive Officer of Intelligy Corporation, a developer of educational and child development products, including software. In February 1985, Mr. Kingsborough founded Worlds of Wonder, Inc., and served as its Chief Executive Officer until April 1988.

  David C. Costine has served as a director of the Company since January 1993. Since 1988, Mr. Costine has been a general partner of Costine Associates, L.P., which is the general partner of the venture capital firm Corporate Venture Partners, L.P. Since 1987, he has served as President of Costine Management Co., a venture capital firm. Mr. Costine also serves as a director of Spectrum Holobyte, Inc., a video game and software publisher (a Nasdaq National Market company), Brightware Inc., Ironics, Inc. and Pathlight Technology, Inc.

  Esmond T. Goei has served as a director of the Company since September 1993, and as Vice Chairman of the Board of the Company since July 1996. Since July 1994, Mr. Goei has been Chairman of the Board, CEO and President of BioFactors Inc., a human resource software and services company, and of its successor company NHancement Technologies, Inc., a systems integration company, since October 1996. Mr. Goei has worked independently in venture capital management since July 1992, and prior to that was Chief Executive Officer (North America) for Transpac Capital Pte. Ltd., a Singapore-based international venture capital management company that he co-founded in 1989. From October 1992 to February 1997, he was a General Partner of Transition Ventures I, L.P., a venture capital fund. Until April 1995, Mr. Goei was Chairman of the Board of Centigram Communications Corp., a leading telecommunications equipment manufacturer, and had been a board member since 1987. He has also served on the board of CliniCom, Inc., a patient care information systems company, since 1988.

  Michael J. Marocco has served as a director of the Company since October 1993. Mr. Marocco is a Managing Director of Sandler Capital Management and has been associated with that company since April 1989. Prior to that, he was a Vice President at Morgan Stanley & Co. Incorporated. Mr. Marocco also serves as a director of Millbrook Press and Source Media.

  Gary L. Nemetz has served as a director of the Company since March 1995. Mr. Nemetz is a general partner of Transition Capital Management Company and has been President of Admiral Capital Corp., a private investment management firm, since 1984. Since 1984, Mr. Nemetz has also conducted a management consulting business and law practice through G.L. Nemetz, a Professional Corporation. Mr. Nemetz is a Certified Public Accountant (inactive status) and serves as a director of Can Lines, Inc. and NHancement Technologies, Inc. (a Nasdaq SmallCap Market company).

BOARD MEETINGS AND COMMITTEES

  The Board of Directors held a total of seven meetings (including regularly scheduled and special meetings) during fiscal 1996 and took action by unanimous written consent two times. During the last fiscal year, all of the incumbent directors attended 75% or more of the meetings of the Board of Directors and committees, if any, upon on which such directors served.

  The Board of Directors of the Company has three standing committees, which were established in October 1994: a Nominating Committee, a Compensation Committee and an Audit Committee. The Nominating Committee, which currently consists of Messrs. Costine and Goei, is responsible for making recommendations to the Board of Directors regarding the size and composition of the Board of Directors. The Nominating Committee did not hold any meetings in fiscal 1996.

  The Compensation Committee, which currently consists of Messrs. Goei, Marocco and Nemetz, determines the salaries and incentive compensation of the Company's executive officers and is responsible for the administration of the Company's stock option plans. The Compensation Committee took action by unanimous written consent twice and held three meetings during fiscal 1996.

  The Audit Committee, which currently consists of Messrs. Costine and Nemetz, reviews the scope of the audit and other services provided by the Company's independent accountants and reviews the results of such audits and the auditors' recommendations regarding the Company's accounting principals and its system of internal accounting controls. The Audit Committee held two meetings during fiscal 1996.

COMPENSATION OF DIRECTORS

  Directors who are employees of the Company do not receive additional compensation for their services as directors of the Company. In fiscal 1996, each non-employee director ("Outside Director") received a fee of $2,000 per fiscal quarter for their services as directors of the Company. In addition, commencing in July 1996, Mr. Goei received a monthly fee of $5,000 in his capacity as Vice Chairman. Under the Company's 1995 Director Stock Option Plan (the "Director Plan"), each of the Company's Outside Directors is automatically granted a nonstatutory stock option to purchase 15,000 shares of Common Stock on the later of July 31, 1995 or the date of the first meeting in which an individual participates as a director of the Company (the "First Option"). After the First Option is granted to an Outside Director, such Outside Director will be granted an automatic annual option of 7,500 shares of Common Stock (a "Subsequent Option") on July 31 of each subsequent year, provided that such person remains a Outside Director, and provided that such person has been a member of the Board of Directors for at least six months. As of March 14, 1997, there were 90,000 options outstanding under the Director Plan exercisable at a range of per share exercise prices from $5 1/4 to $11 1/8.

REQUIRED VOTE

  Directors shall be elected by a plurality of the votes of the shares of the Company's Common Stock entitled to vote and represented in person or by proxy at the Annual Meeting. No Stockholder shall be entitled to cumulate votes in the election of directors. Votes against, votes withheld and broker non-votes have no legal effect on the election of directors due to the fact that such elections are by a plurality.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED ABOVE.

                                PROPOSAL NO. 2

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  On the recommendation of the Audit Committee, the Board of Directors has selected Ernst & Young LLP, certified public accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 1997, and recommends that the Stockholders vote for ratification of such appointment.

  Ernst & Young LLP has audited the Company's financial statements since the Company's inception. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement, and is expected to be available to respond to appropriate questions.

REQUIRED VOTE

  The Board of Directors has conditioned its appointment of the Company's independent auditors upon the receipt of the affirmative vote of a majority of the votes cast at the Annual Meeting. In the event that the Stockholders do not approve the selection of Ernst & Young LLP, the Board of Directors will reconsider its selection.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1997.

                                PROPOSAL NO. 3

               RATIFICATION OF SALE OF SECURITIES BY THE COMPANY

  On March 18, 1997, the Company raised an aggregate of $10,000,000 (the "Financing") from a group of three accredited investors (the "Investors"). In the Financing, the Company issued (i) 5% Convertible Subordinated Debentures (the "Debentures") in the principal amount of $1,566,667, (ii) 85,000 shares of Convertible Preferred Stock (the "Preferred Stock") at a per share price of $100 and (iii) warrants to purchase an additional 300,000 shares of Common Stock (the "Warrants" and together with the Debentures and the Preferred Stock, the "Securities"). The Debentures accrue interest at a rate of 5% per annum, and the Preferred Stock pays a cumulative dividend at a rate of 6 1/2 % per annum. The Debentures and the Preferred Stock are convertible into shares of Common Stock at a discount to the prevailing market price and, at the Company's option, allow for payment of such interest and dividends, respectively, in cash or shares of Common Stock and the warrants are exercisable for shares of Common Stock at a price per share of $6.05. (Collectively, these shares of Common Stock shall be referred to hereinafter as the "Conversion Shares".) The Investors received certain registration rights relating to the Conversion Shares and, on March 25, 1997, the Company registered 4,325,591 shares of Common Stock, some or all of which may be issued thereunder.

  The rate at which Debentures and Preferred Stock convert into Conversion Shares varies depending on market conditions. Currently, the Debentures and Preferred Stock are convertible and the Warrants are exercisable into less than 20% of the Company's outstanding Common Stock. However, if the trading price of the Company's Common Stock were to decrease sufficiently, the number of Conversion Shares issuable, when aggregated with interest and dividend payment that may be paid in shares of Common Stock, could exceed 20% of the Common Stock outstanding.

  No specific vote of Stockholders was required to ratify the Financing. The rules promulgated by the National Association of Securities Dealers, Inc. (the "NASD") for issuers listing securities on the Nasdaq Stock Market require approval of an issuance that equals or exceeds 20% of the Common Stock outstanding. Therefore, the Company is seeking ratification of the issuance of the Conversion Shares by the Company's Stockholders only to ensure that the Company can preserve the most favorable terms of conversion of the Securities. If the Company does not obtain Stockholder approval for the issuance of the Conversion Shares representing in excess of 20% of the Common Stock outstanding, the Company would lose its option to issue the excess portion of the Conversion Shares issuable upon conversion of the Securities, as well as the excess portion of interest and dividends payable thereon, and would be forced to pay the excess portion to the Investors in cash.

  The Board of Directors and management believe that preserving the Company's option to convert the Securities into, and make dividend and interest payments in, Common Stock is in the best interest of the Company and its Stockholders.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE ISSUANCE OF THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE PREFERRED STOCK AND DEBENTURES AND UPON THE EXERCISE OF WARRANTS ISSUED IN THE MARCH 18, 1997 PRIVATE PLACEMENT.

                               OTHER INFORMATION

           SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

  The following table sets forth the beneficial ownership of Common Stock of the Company as of March 14, 1997 for the following: (i) each person or entity who is known by the Company to own beneficially more than 5% of the outstanding shares of the Company's Common Stock; (ii) each of the Company's directors; (iii) each of the officers named in the Summary Compensation Table; and (iv) all directors and executive officers of the Company as a group.

                                                                                   SHARES     PERCENTAGE
                                                                                BENEFICIALLY BENEFICIALLY
                                      NAME                                        OWNED(1)     OWNED(1)
 -----------------------------------------------------------------------------  ------------ ------------
 PRINCIPAL STOCKHOLDERS (2)
 Barry Rubenstein (3)(4)(5)..................................................    1,561,489       10.8%
  68 Wheatley Road
  Brookville, NY 11545
 Andyla Yasa.................................................................    1,389,502        9.8
  c/o P. T. Amanda Granitkusuma
  Chase Plaza Tower, 4th Floor
  Jln. Jend. Sudirman Kav.21
  Jakarta 12910 Indonesia
 Sandler Capital Management (6)..............................................    1,358,882        9.4
  767 Fifth Avenue
  New York, NY 10153
 Barry Fingerhut (3)(7)......................................................    1,329,957        9.3
  767 Fifth Avenue
  New York, NY 10153
 Irwin Lieber (3)(8).........................................................    1,329,957        9.3
  767 Fifth Avenue
  New York, NY 10153
 Capital Cities Capital, Inc. (9)............................................    1,120,797        7.9
  77 West 66th Street
  New York, NY 10023-6298
 DIRECTORS
 Michael J. Marocco (6)......................................................    1,358,882        9.4
 Donald D. Kingsborough (10).................................................      511,623        3.6
 David C. Costine (11).......................................................      448,888        3.2
 Gary L. Nemetz (12).........................................................      436,872        3.1
 Esmond T. Goei (13).........................................................       88,337          *
 NAMED OFFICERS
 Sol Kershner (14)...........................................................      137,941        1.0
 Patricia Root (15)..........................................................       69,787          *
 William Radin (16)..........................................................       46,965          *
 Bruce D. Bower (17).........................................................       45,011          *
 ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (12 persons) (18)...........    4,265,103       28.2

-------
  *Less than 1%.

 (1) The number and percentage of shares beneficially owned is determined under rules of the Securities and Exchange Commission (the "SEC"), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of March 14, 1997 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

 (2) This information was obtained from filings made with the SEC pursuant to Sections 13(d), 13(f) or 13(g) of the Exchange Act.

 (3) Includes 350,314, 47,161, 119,191, 475,857 shares of Common Stock held by 21st Century Communications Partners, L. P., 21st Century Communications Foreign Partners, L.P., 21st Century Communications T-E Partners, L.P., Applewood Associates, L.P., respectively. Also includes 180,807, 24,341, 61,518 and 49,631 shares of Common Stock, respectively, subject to warrants exercisable within 60 days of March 14, 1997. Messrs. Rubenstein, Fingerhut and Lieber disclaim beneficial ownership of these securities, except to the extent of their equity ownership therein.

 (4) Includes 105,809 and 105,809 shares of Common Stock held by Woodland Venture Fund and Seneca Ventures, respectively. Also includes 9,957 and 9,957 shares of Common Stock, respectively, subject to warrants exercisable within 60 days of March 14, 1997.

 (5) Includes 18,380 shares of Common Stock held by Mr. Rubenstein and 2,757 shares of Common Stock subject to warrants exercisable within 60 days of March 14, 1997.

 (6) Includes 180,807, 61,518, 24,341, 330,857, 71,685 and 148,885 shares held by 21st Century Communications Partners, L.P., 21st Century Communications T-E Partners, L.P., 21st Century Communications Foreign Partners, L.P., Sandler Mezzanine Partners, L.P., Sandler Mezzanine Foreign Partners, L.P., and Sandler Mezzanine T-E Partners, L.P., respectively. Also includes 180,807, 61,517, 24,341, 49,631, 10,753 and
     22,334 shares, respectively, subject to warrants exercisable within 60 days of March 14, 1997. Includes 16,406 shares subject to option granted Mr. Marocco under the Director Plan that are exercisable within 60 days of March 14, 1997. Mr. Marocco, a Managing Director of Sandler Capital Management with which the above entities are affiliated, may be deemed to share voting and dispositive power with regard to shares held by affiliates of Sandler Capital Management.

 (7) Includes 18,380 shares of Common Stock held by Mr. Fingerhut and 2,757 shares of Common Stock subject to warrants exercisable within 60 days of March 14, 1997.

 (8) Includes 18,380 shares of Common Stock held by Mr. Lieber and 2,757 shares of Common Stock subject to the warrants exercisable within 60 days of March 14, 1997.

 (9) Includes 61,274 shares subject to warrants exercisable within 60 days of March 14, 1997. The Walt Disney Company, which acquired Capital Cities Capital, Inc. (a wholly-owned subsidiary of Capital Cities/ABC) on February 9, 1996, may be deemed to share voting and dispositive power with regard to such shares.

(10) Includes (i) 186,122 shares subject to options exercisable within 60 days of March 14, 1997 and (ii) 16,499 shares subject to warrants exercisable within 60 days of March 14, 1997. Also includes 9,000 shares transferred to Mr. Kingsborough's children. Excludes 19,998 shares held in trust for Mr. Kingsborough's children, as to which Mr. Kingsborough disclaims beneficial ownership.

(11) Includes 70,490 shares subject to warrants exercisable within 60 days of March 14, 1997 held by Corporate Venture Partners, L.P. Also includes 16,406 shares subject to option granted Mr. Costine under the Director Plan that are exercisable within 60 days of March 14, 1997. Mr. Costine, a general partner of Costine Associates, L.P., which is the general partner of Corporate Venture Partners, L.P., may be deemed to share voting and dispositive power with regard to shares held by Corporate Venture Partners, L.P. and its affiliates.

(12) Includes 178,091, 128,656 and 21,207 shares held by Gary Nemetz, as Trustee, Admiral Capital Corporation, as Trustee, and Gary Nemetz, respectively. Also includes 43,543, 33,552 and 15,417 shares held by Admiral Capital Corporation, as Trustee, Gary Nemetz, as Trustee, and Transition Capital Management Company, as Trustee, respectively, which are subject to warrants exercisable within 60 days of March 14, 1997. Also includes 16,406 shares subject to option granted Mr. Nemetz under the Director Plan that are exercisable within 60 days of March 14, 1997. Mr. Nemetz, who owns or controls the partnership interests in Transition Capital Management Company, with which Admiral Capital Corporation and Mr. Goei, who is also a director of the Company, are affiliated, may be deemed to share voting and dispositive power with regard to shares held by Transition Capital Management Company and its affiliates.

(13) Includes 11,058 shares held by Mr. Goei, 8,500 shares jointly held by Mr. Goei and his wife, and 28,538 held in trust by Mr. Goei's wife. Also includes 16,406 shares subject to option granted Mr. Goei under the Director Plan that are exercisable within 60 days of March 14, 1997. Also includes 15,417 and 1,332 shares held by Transition Capital Management Company, as Trustee and Evelyn Goei, as Trustee, respectively, which are subject to warrants exercisable within 60 days of March 14, 1997. Mr. Goei is a General Partner of Transition Ventures I, L.P. of which Transition Capital Management Company is the Trustee. Mr. Goei and Mr. Nemetz, who is also a director of the Company, may be deemed to share voting and dispositive power with regard to shares held by Transition Capital Management Company and its affiliates. Excludes 9,252 shares held by Transition Capital Investments I, Ltd., which is managed by Transition Venture Management Pte. Ltd., a venture fund in which Mr. Goei owns a minority interest and was previously an officer, and which holds 437 shares, as to which Mr. Goei disclaims beneficial ownership.

(14) Includes 76,041 shares subject to options exercisable within 60 days of March 14, 1997.

(15) Includes 43,105 shares subject to options exercisable within 60 days of March 14, 1997.

(16) Includes 46,546 shares subject to options exercisable within 60 days of March 14, 1997.

(17) Includes 44,456 shares subject to options exercisable within 60 days of March 14, 1997.

(18) Includes 1,069,647 shares subject to options and warrants exercisable within 60 days of March 14, 1997.

               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

  Section 16(a) of the Exchange Act ("Section 16(a)") requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities ("10% Stockholders"), to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC and the National Association of Securities Dealers, Inc. Such officers, directors and 10% Stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms that they file.

  Based solely on its review of the copies of such forms received by the Company, or written representations from certain reporting persons that no Forms 5 were required for such persons, the Company believes that, during the year ended December 31, 1996, all Section 16(a) filing requirements applicable to its officers, directors and 10% Stockholders were complied with, except for Forms 5 filed on January 31, 1997 on behalf of certain officers to report options granted to such officers during the year ended December 31, 1995.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Company's Compensation Committee was formed in October 1994 and is currently composed of Messrs. Goei, Marocco and Nemetz. No interlocking relationship exists between any member of the Company's Board of Directors or Compensation Committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. No member of the Compensation Committee is or was formerly an officer or an employee of the Company.

                        EXECUTIVE OFFICER COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth, as to the Chief Executive Officer and each of the four other most highly compensated executive officers as of December 31, 1996 whose salary plus bonus exceeded $100,000 during the last fiscal year (the "Named Officers"), certain information concerning compensation for services to the Company in all capacities during the last two fiscal years.

                                                            LONG-TERM
                                                           COMPENSATION
                                                           ------------
                                   ANNUAL COMPENSATION        AWARDS
                                  ------------------------ ------------
                                                            SECURITIES   ALL OTHER
                                                            UNDERLYING  COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR SALARY($)    BONUS($)(1)  OPTIONS(#)     ($)(2)
---------------------------  ---- ---------    ----------- ------------ ------------
Donald Kingsborough......    1996 $457,450       $33,645     300,000      $ 7,176(3)
 President and Chief         1995  275,500            --     225,000        1,099(4)
 Executive Officer           1994  265,988            --      95,497           --(5)
Sol Kershner.............    1996  304,500        30,480     175,000           --
 Chief Financial Officer     1995  156,672(6)         --     125,000          439
 and Chief Operating         1994   99,083(7)         --          --           --
 Officer
William Radin............    1996  257,800        27,694      80,000           --
 Executive Vice              1995  216,067            --      80,000          761
 President, Operations       1994  153,465            --       5,062       35,000(8)
Bruce Bower..............    1996  172,500        17,089      80,000           --
 Executive Vice              1995  133,423            --      80,000           --
 President, General          1994   95,719(9)         --       5,062           --
 Counsel and Secretary
Patricia Root............    1996  156,563        16,822      80,000           --
 Executive Vice President    1995  131,357            --      80,000           --
                             1994  136,955            --      11,543           --

-------
(1) Represents profit sharing bonuses paid in 1996 pursuant to the Company's 1995 Executive Profit Sharing Plan.

(2) Includes premiums paid on term life insurance.

(3) Does not include approximately $1,490 representing Mr. Kingsborough's share of royalties earned in 1996 by Shoot the Moon, Inc., a product licensor of the Company.

(4) Does not include approximately $50,250 representing Mr. Kingsborough's share of royalties earned in 1995 by Shoot the Moon, Inc.

(5) Does not include approximately $58,000 representing Mr. Kingsborough's share of royalties earned in 1994 by Shoot the Moon, Inc.

(6) Mr. Kershner resigned as the Company's Chief Financial Officer in August 1994 and served as a consultant to the Company until July 31, 1995 when he was reappointed Chief Financial Officer and appointed Chief Operating Officer. Does not include $90,135 paid to Mr. Kershner for consulting services rendered from January 1995 through mid-July 1995.

(7) Does not include $74,028 paid to Mr. Kershner for consulting services rendered from August 1994 through December 1994.

(8) Represents amounts reimbursed for relocation expenses.

(9) Represents salary paid in 1994 commencing on March 29, 1994, Mr. Bower's first date of employment with the Company.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table shows, as to the Named Officers, information concerning stock options granted during the fiscal year ended December 31, 1996.




                               INDIVIDUAL GRANTS                POTENTIAL REALIZABLE
                -----------------------------------------------   VALUE AT ASSUMED
                NUMBER OF                                       ANNUAL RATES OF STOCK
                SECURITIES PERCENT OF TOTAL                      PRICE APPRECIATION
                UNDERLYING OPTIONS GRANTED                       FOR OPTION TERM(4)
                 OPTIONS   TO EMPLOYEES IN  EXERCISE EXPIRATION ---------------------
     NAME       GRANTED(1)  FISCAL YEAR(2)   PRICE    DATE(3)       5%        10%
--------------  ---------- ---------------- -------- ---------- ---------- ----------
Donald
 Kingsborough.   300,000         24.6%      $13.875   10/22/06  $2,617,774 $6,633,953
Sol Kershner..   175,000         14.4        13.875   10/22/06   1,527,035  3,869,806
William Radin.    80,000          6.6        13.875   10/22/06     698,073  1,769,054
Bruce Bower...    80,000          6.6        13.875   10/22/06     698,073  1,769,054
Patricia Root.    80,000          6.6        13.875   10/22/06     698,073  1,769,054

-------
(1) Options in this table are either incentive stock options or nonstatutory stock options, were granted under the Company's 1992 Stock Option Plan (the "1992 Plan") or the 1995 Stock Option Plan (the "1995 Plan") and have exercise prices equal to the fair market value on the date of grant. Options granted under the 1992 Plan have five- or ten-year terms, and options granted under the 1995 plan have ten-year terms. All such options vest over a four-year period at the rate of one-fourth of the shares at the end of one year from the date of grant (or the first day of employment for new employees) and 1/48th per month thereafter.

(2) The Company granted options for 1,217,600 shares of Common Stock to employees and directors in fiscal 1996.

(3) Options may terminate before their expiration upon the termination of optionee's status as an employee or consultant, the optionee's death or disability or, under certain circumstances, upon an acquisition of the Company. Options for 166,032 shares had terminated as of December 31, 1996.

(4) Potential realizable value assumes that the stock price increases from the date of grant until the end of the option term (5 or 10 years) at the annual rate specified (5% and 10%). Annual compounding results in total appreciation of approximately 28% (at 5% per year) and 61% (at 10% per year) for five-year options and approximately 63% (at 5% per year) and 159% (at 10% per year) for ten-year options. If the price of the Company's Common Stock were to increase at such rates from the price at 1996 fiscal year end ($6 7/16 per share), the resulting stock price at 5% and 10% appreciation would be approximately $8.22 and $10.37, respectively, at the end of 5 years, and $10.49 and $16.70, respectively, at the end of 10 years. The assumed annual rates of appreciation are specified in SEC rules and do not represent the Company's estimate or projection of future stock price growth. The Company does not necessarily agree that this method can properly determine the value of an option.

OPTION EXERCISES AND HOLDINGS

  The following table sets forth, as to the Named Officers, certain information concerning stock options exercised during fiscal 1996 and the number of shares subject to both exercisable and unexercisable stock options as of December 31, 1996. Also reported are values for "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of the Company's Common Stock as of December 31, 1996.


                                          NUMBER OF SECURITIES
                                         UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                         OPTIONS AT FISCAL YEAR     IN-THE-MONEY OPTIONS
                  SHARES                           END            AT FISCAL YEAR END($)(1)
                ACQUIRED ON    VALUE    ------------------------- -------------------------
     NAME       EXERCISE(#) REALIZED($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
--------------  ----------- ----------- ----------- ------------- ----------- -------------
Donald
 Kingsborough.       --          --       167,371      453,126     $462,458     $126,498
Sol Kershner..       --          --        59,375      240,625       56,836       44,727
William Radin.       --          --        38,137      138,591       74,988       55,685
Bruce Bower...       --          --        36,395      140,333       67,874       41,088
Patricia Root.       --          --        36,438      135,105       67,693       62,980

-------
(1) Market value of underlying securities based on the closing price of Company's Common Stock on December 31, 1996 (the last trading day of fiscal 1996) on the Nasdaq National Market of $6 7/16 minus the exercise price.

EMPLOYMENT AGREEMENTS

  Employment Agreement with Donald D. Kingsborough. The Company has entered into an employment agreement with Mr. Kingsborough effective as of June 7, 1995, for an initial term of three years. The Agreement provides that if Mr. Kingsborough voluntarily terminates his employment with the Company, or is terminated for cause, the Company will have the right to repurchase certain shares of Common Stock owned by Mr. Kingsborough at a discount to the then-current price of such stock, and that Mr. Kingsborough may not engage in certain activities competitive with the Company for a period of one year thereafter or upon after the expiation of his employment agreement. In the event the Company terminates Mr. Kingsborough's employment without cause, such provisions do not apply.

  Employment Agreement with Sol Kershner. The Company has entered into an employment agreement with Mr. Kershner effective June 10, 1995. The Agreement provides that the Company must pay to Mr. Kershner severance equal to six months of his current compensation in the event the Company terminates Mr. Kershner's employment without cause prior to June 10, 1997. The Agreement automatically renews for a one-year period on June 10, 1997 and on each anniversary thereof. During the renewal periods, the Company may terminate Mr. Kershner's employment at any time upon 90 days prior notice.

  Employment Agreement with William Radin. In November 1995, the Company entered into an employment agreement with William Radin, Executive Vice President, Operations, effective as of July 1, 1995. The Agreement automatically renews for a one year period on July 1, 1997 and on each anniversary thereof. During the renewal period, the Company may terminate Mr. Radin's employment upon 30 days prior notice.

                             CERTAIN TRANSACTIONS

  Interest in Royalties From Shoot the Moon Products, Inc. In January 1993, the Company entered into a license agreement with Shoot the Moon Products, Inc. ("STM") pursuant to which the Company pays royalties to STM for the use of the technology incorporated in one of the Company's products, T.V. Teddy. Prior to founding the Company, Mr. Kingsborough was a shareholder of STM. In consideration of Mr. Kingsborough's contribution to the capital of STM of all of his STM shares, STM entered into an agreement with Mr. Kingsborough pursuant to which he is entitled to receive 15% of the royalties received by STM for three products, including, T.V. Teddy. The amount to be paid to Mr. Kingsborough is based upon royalties paid on sales of the T.V. Teddy hardware, and exclude sales of the encoded videotapes. Through December 31, 1996, a total of $725,700 in royalties related to sales of T.V. Teddy hardware has accrued under the Company's license with STM, of which approximately $109,740 has been paid or is due Mr. Kingsborough from STM.

  All ongoing and any future transactions with affiliates of the Company, if any, will be on terms believed by the Company to be no less favorable than are available from unaffiliated third parties and will be approved by a majority of disinterested directors.

        REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

  The Compensation Committee of the Company's Board of Directors (the "Committee") establishes policies and programs which determine the compensation of the Company's executive officers, makes recommendations to the Board on general compensation matters, and administers the Company's stock option plans. The Committee consists of directors Esmond T. Goei, Michael J. Marocco and Gary L. Nemetz, all of whom are non-employee members of the Board of Directors.

  Compensation Philosophy and Policies

  The Committee's philosophy is to attract, retain and motivate key personnel through programs designed to maintain the Company's competitive position in its market. The Committee aims to motivate key employees with a combination of cash bonuses and equity incentives which reward superior performance and align the interests of employees to the interests of the Company's stockholders.

  The Committee's policy is to establish a total compensation program at the beginning of each year that enhances the Company's ability to meet its annual financial and strategic goals. The Company seeks to foster teamwork and to motivate high performance through a bonus program which depends upon achievement of corporate performance objectives. The Company intends to structure its compensation arrangements to qualify for deductibility under
Section 162(m) of the Internal Revenue Code.

  Elements of Compensation

  Compensation for officers and key employees includes both cash and equity elements.

  Cash compensation consists of base salary, cash bonuses and participation in the Company-wide 1996 Profit Sharing Plan. Base salary is based on competitive factors and the historic salary structure for various levels of responsibility, expertise and experience within the Company. Officers and non-salesperson employees are eligible for cash bonuses under the 1996 Profit Sharing Plan, allocated as a percentage of base salary earned during fiscal 1996. The Plan established a minimum level of operating income to be achieved by the Company for the year before any payments would be made. Because the Company did not achieve the financial targets specified therein, no cash bonuses were awarded under the 1996 Profit Sharing Plan for fiscal 1996.

  Ownership of the Company's Common Stock is a key element of executive compensation. Officers and other employees of the Company are eligible to participate in the 1992 Stock Option Plan (the "1992 Plan"), adopted prior to the Company's initial public offering in 1995, and the 1995 Stock Option Plan (the "1995 Plan"), adopted in July 1995 and amended to increase the number of shares reserved for issuance thereunder in October 1995. The 1992 Plan and 1995 Plan (collectively, the "Stock Plans") permit the Board of Directors or any committee delegated by the Board to grant stock options to employees on such terms as the Board or its committee may determine. The Compensation Committee has the exclusive authority to grant stock options to executive officers of the Company.

  In determining the size of a stock option grant to a new officer or other key employee, the Committee takes into account equity participation by comparable employees within the company, practices by industry competitors and other relevant factors. Additional options may be granted to current employees to reward exceptional performance or to provide additional unvested equity incentives. Options granted under the Stock Plans generally become exercisable over four years at a rate of one-fourth of the shares subject to the options at the end of one year from the date of grant and 1/48 of the shares per month thereafter.

  The Company also maintains a 401(k) Plan to provide retirement benefits through tax deferred salary deductions for all its employees. In February 1996, the Company amended its 401(k) Plan to enable the Company to match employee contributions to the 401(k) Plan with shares of the Company's Common Stock.

  1996 Executive Compensation

  Prior to the Company's initial public offering in June 1995, the Board of Directors, consistent with the Company's status as a privately held corporation, took primary responsibility for establishing and administering the Company's executive compensation policies. Since June 1996, the Compensation Committee has assumed this role. The Company's compensation program for executive officers for fiscal 1996 included base salary, bonus and option grants under the Stock Plans. Because the Company did not achieve the financial targets specified therein, no cash bonuses were awarded to non-sales executive officers under the 1996 Executive Profit Sharing Plan.

  Chief Executive Officer Compensation for 1996

  Donald D. Kingsborough founded the Company in September 1992 and has served as Chairman of the Board and Chief Executive Officer since that time. Mr. Kingsborough's compensation package is based upon reference to external competitive pay practices and an independent review of Mr. Kingsborough's performance. Competitive pay practice data evaluated by the Committee was derived from information compiled regarding a group of other toy companies. The base salary established by the Committee for Mr. Kingsborough falls within the range of base salaries of these companies. In February 1996, the Compensation Committee increased Mr. Kingsborough's compensation package, including an increase in annual base salary to $382,500 per annum (paid retroactively to January 1, 1996) and an increase in monthly automobile allowance to $1,300 and payment of life insurance premium of $598 per month. In July 1996, the Compensation Committee increased Mr. Kingsborough's base salary to $500,000 per annum, retroactive to July 1, 1996.

  Summary

  The Compensation Committee sets policy and administers the Company's cash and equity incentive programs for the purpose of attracting and retaining highly skilled executives who will promote the Company's business goals and giving them the incentive to achieve goals which will build long-term stock value.

                                       Compensation Committee of the
                                       Board of Directors

                                       Esmond T. Goei
                                       Michael J. Marocco
                                       Gary L. Nemetz

                     COMPANY STOCK PRICE PERFORMANCE GRAPH

  The following graph compares the Company's cumulative total shareholder return with those of the S&P 500 Index and a Toy Company Index, comprised of Hasbro, Inc., Lewis Galoob Toys, Inc., Mattel, Inc., Toy Biz, Inc. and Tyco Toys, Inc. The graph assumes that $100 was invested (i) on June 8, 1995 (the first trading date of the Company's Common Stock pursuant to its initial public offering) in the Company's Common Stock and (ii) on June 8, 1995 in the S&P 500 Index and the Toy Company Index, including reinvestment of dividends. Since the Company recently effected its initial public offering, the information in the graph is provided in monthly intervals. Note that historic stock price performance is not necessarily indicative of future stock price performance.

                 COMPARISON OF 19 MONTH CUMULATIVE TOTAL RETURN
 AMONG YES! ENTERTAINMENT CORPORATION, THE S&P 500 INDEX AND TOY COMPANY INDEX

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           YES! Entertain-                Toy
(Fiscal Year Covered)        ment Corp.       S&P 500       Company Index
-------------------          ---------------  ---------     -------------
Measurement Pt-06/08/95      $100              $100         $100
FYE 06/95                    $ 99              $102         $102
FYE 09/95                    $117              $110         $110
FYE 12/95                    $132              $117         $113
FYE 03/96                    $186              $123         $128
FYE 06/96                    $293              $129         $133
FYE 09/96                    $283              $133         $126
FYE 12/96                    $128              $144         $133

                         TRANSACTION OF OTHER BUSINESS

  The Board of Directors of the Company knows of no other matters which may be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying proxy card to vote the proxy on such matters in accordance with their best judgment as the Company may recommend.

  It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. You are, therefore, urged to execute and return, at your earliest convenience, the accompanying proxy card in the envelope which has been enclosed.

                                       THE BOARD OF DIRECTORS

Pleasanton, California
April 18, 1997

                         YES! ENTERTAINMENT CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                       OF YES! ENTERTAINMENT CORPORATION
             FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 20, 1997

      The undersigned stockholder of YES! Entertainment Corporation, a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement dated April 18, 1997, and hereby appoints Donald D. Kingsborough and Bruce D. Bower, or either of them, proxies and attorneys-in-fact, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of YES! Entertainment Corporation to be held on Tuesday, May 20, 1997 at 10:00 a.m., local time, at the Four Points Hotel Sheraton, located at 5115 Hopyard Road, Pleasanton, California, and at any adjournment thereof, and to vote all shares of Common Stock of the Company held of record by the undersigned on April 7, 1997 as hereinafter specified upon the proposals listed on the reverse and as more particularly described in the accompanying Proxy Statement.

 IN ORDER TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING OF STOCKHOLDERS,
  PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED
                                   ENVELOPE.

                                      LOGO

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE
    PROPOSALS BELOW. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
                            "FOR" THESE PROPOSALS.
  Please mark vote in box in the following manner using dark ink only.  [X]

                                                                            For all nominees except those
   1.         ELECTION OF DIRECTORS.                            FOR ABSTAIN listed below
         Nominees: Donald D. Kingsborough, David C. Costine,    [_]   [_]   [_] ______________________________
          Esmond T. Goei, Michael J. Marocco and Gary L. Nemetz

   2.    PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT FOR AGAINST ABSTAIN
         AUDITORS FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1997. [_]   [_]     [_]
   3.    PROPOSAL TO APPROVE THE ISSUANCE OF THE COMMON STOCK ISSUABLE UPON     FOR AGAINST ABSTAIN
         CONVERSION OF THE PREFERRED STOCK AND DEBENTURES AND UPON THE EXERCISE [_]   [_]     [_]
         OF WARRANTS ISSUED IN THE MARCH 18, 1997 PRIVATE PLACEMENT.

                                                  Please sign exactly as
                                                  name appears hereon. When
                                                  shares are registered in
                                                  the names of two or more
                                                  persons, whether as joint
                                                  tenants, as community
                                                  property or otherwise,
                                                  both or all of such
                                                  persons should sign. When
                                                  signing as attorney,
                                                  executor, administrator,
                                                  trustee, guardian or
                                                  another fiduciary
                                                  capacity, please give
                                                  full title as such. If a
                                                  corporation, please sign
                                                  in full corporate name by
                                                  President or other
                                                  authorized person. If a
                                                  partnership, please sign
                                                  in partnership name by
                                                  authorized person.

                                                  __________Date:     , 199

                                                  __________Date:     , 199
                                      LOGO

                                       2